EXHIBIT 99.1

     Pacific Energy Announces Closing of the Mid Alberta Pipeline
                              Acquisition

    LONG BEACH, Calif.--(BUSINESS WIRE)--June 30, 2004--Pacific Energy Partners, L.P. (NYSE:PPX) ("Pacific Energy") announced the closing today of the acquisition of the Mid Alberta Pipeline ("MAPL") from Imperial Oil. This acquisition completes another milestone in the development of a new, integrated pipeline corridor from Edmonton, Alberta to U.S. Rocky Mountain refineries. The acquisition price is Cdn. $31.5 million, of which Cdn. $5.0 million is payable in three years. In addition, Pacific Energy acquired linefill for Cdn. $5.0 million and expects to incur expenditures of approximately Cdn. $4.0 million for first year capital expenditures in Edmonton, Alberta, and for transaction costs. The aggregate of purchase price, linefill, first year construction costs, and transaction costs is approximately U.S. $30.2 million. The funding of the purchase was from existing credit facilities.
    MAPL originates at the Edmonton, Alberta oil hub and extends south to a connection with the Rangeland Pipeline system near Sundre, Alberta. Rangeland was acquired by Pacific Energy on May 11, 2004. The Rangeland system extends south from Sundre to the Canada-U.S. border where it connects to Pacific Energy's Rocky Mountain pipeline network. Through this network and third party connecting pipelines, Pacific Energy serves 14 refineries in the U.S. Rocky Mountain region, which process nearly 600,000 barrels per day ("bpd") of crude oil. The Rangeland Pipeline system also delivers crude oil, condensate and butane north to Edmonton through third party pipelines.
    The addition of MAPL will allow Pacific Energy to transform Rangeland from what is now principally a gathering pipeline, serving declining conventional production areas in central and southern Alberta, into a main line transportation system with access in Edmonton to the growing synthetic oil production of northern Alberta. Over the next year, Pacific Energy will construct a new initiating terminal facility with multiple pipeline connections in Edmonton. In the interim, current volumes of approximately 7,000 bpd are expected to continue being transported on MAPL, and the Rangeland Pipeline system will transport these volumes plus current Rangeland volumes of approximately 38,000 bpd, for a total of 45,000 bpd, south to the United States. In addition, approximately 20,000 bpd will continue to be gathered and transported north to Edmonton. In light crude oil service, MAPL has an estimated capacity of approximately 50,000 bpd and the Rangeland pipeline system has an estimated capacity of approximately 85,000 bpd south to the Canada-U.S. border.
    Supplies of synthetic crude production and blends derived from synthetic crude oil are increasing as a result of the on-going expansion of oil sands processing in northern Alberta. These supplies are important to the U.S. Rocky Mountain refineries currently served by Pacific Energy, as production in the U.S. Rocky Mountain region and in southern Alberta is declining and needs to be replaced. In addition, new supplies are needed to meet increasing demand for refined products in the U.S. Rocky Mountain region.
    Irv Toole, President and Chief Executive Officer, said, "Producers in Alberta and refiners in the U.S. Rocky Mountain region have already shown great interest in this new pipeline corridor. Producers have a need to find additional outlets for their growing oil sands production, and refiners need to replace supplies of conventional crude oil that are declining. Synthetic oil producers have already made significant investments to upgrade and customize synthetic crude oil blends to meet the processing needs of the Rocky Mountain refiners." Mr. Toole continued, "We expect this new pipeline corridor to be successful because it will allow Pacific Energy to participate in a meaningful way in meeting the increasing crude oil requirements of U.S. Rocky Mountain refineries by accessing new synthetic oil supplies in Edmonton."
    Mr. Toole commented, "The combined Rangeland and MAPL acquisitions are expected to be slightly accretive in the initial year of operation, the period during which initiating terminal facilities are to be constructed in Edmonton. Once the integration of these facilities is complete, we expect the acquisitions to be approximately five percent accretive to net income and approximately five percent, or $0.10 per unit, accretive to cash distributions to unitholders."
    Pacific Energy Partners, L.P. is a master limited partnership headquartered in Long Beach, California. Pacific Energy is engaged principally in the business of gathering, transporting, storing and distributing crude oil and other related products in California, and the Rocky Mountain region, including Alberta, Canada. Pacific Energy generates revenues primarily by transporting crude oil on its pipelines and by leasing capacity in its storage facilities. Pacific Energy also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.

    This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although Pacific Energy believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that may affect Pacific Energy's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in Pacific Energy's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003.

    CONTACT: Pacific Energy Partners, L.P.
             Thomas L. Lambert, 562-728-2871
             Fax: 562-728-2881